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                                  EXHIBIT 10-9
                                  ------------


                                    GUARANTY
                                    --------


         This GUARANTY (this "GUARANTY") is made this 15th day of December, 2000, by THE GENESEE BREWING COMPANY, INC., a New York corporation ("GENESEE"), in favor of BOSTON BREWING COMPANY, INC., D/B/A THE BOSTON BEER COMPANY, a Massachusetts corporation, for itself and as the sole general partner of BOSTON BEER COMPANY LIMITED PARTNERSHIP, a Massachusetts limited partnership (collectively, "BOSTON BREWING").

                                R E C I T A L S :

         WHEREAS, Genesee and Boston Brewing are parties to an Amended and Restated Agreement dated as of April 30, 1997 (the "PRODUCTION AGREEMENT"), under which Genesee has agreed to supply Boston Brewing, and Boston Brewing has agreed to purchase from Genesee, on an as-ordered basis, Samuel Adams Boston Lager and certain other Boston Brewing products;

         WHEREAS, Genesee and Monroe Brewing Co., LLC ("MONROE BREWING") have entered into an Asset Purchase Agreement dated of August 29, 2000, as amended by Amendment No. 1 dated as of November ___, 2000 (collectively, the "PURCHASE AGREEMENT"), pursuant to which Genesee has agreed to sell to Monroe, and Monroe has agreed to purchase from Genesee, substantially all of the assets necessary to operate Genesee's brewing business, including, but not limited to, all of Genesee's right, title and interest in and to the Production Agreement; and

         WHEREAS, at Genesee's request, Boston Brewing has consented to the transfer of the Production Agreement from Genesee to Monroe Brewing pursuant to a certain Consent dated December ___, 2000 (the "CONSENT"), which conditions the effectiveness of consent on Genesee's execution and delivery to Boston Brewing of a guaranty in favor of Boston Brewing substantially in the form hereof;

                              P R O V I S I O N S :

         NOW, THEREFORE, in consideration of the Consent provided by Boston Brewing and other good and valuable consideration, Genesee hereby agrees in favor of Boston Brewing as follows:
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         1. PERFORMANCE GUARANTY.

                  (a) Subject to the terms and conditions herein, Genesee hereby guarantees the due, punctual and faithful performance by Monroe Brewing of its obligations, duties, covenants and responsibilities under the Production Agreement that arise after the closing under the Purchase Agreement based on facts occurring subsequent thereto. Genesee hereby specifically further agrees that in the event Monroe Brewing, for any reason, is obligated to perform under the Production Agreement and it fails to do so in accordance with the terms thereof, Genesee will, upon written notice from Boston Brewing, become liable to Boston Brewing for any sum or sums Monroe Brewing has to pay Boston Brewing under the terms of the Production Agreement for failure to perform or pay, subject to the terms and conditions contained therein or any defenses thereto which either Monroe Brewing may have or which Genesee may have.

                  (b) Notwithstanding anything herein to the contrary, Genesee's obligations under this Guaranty and the Production Agreement shall terminate and be of no further force or effect upon the expiration of 1,095 days after the "Closing Date" (as defined in the Purchase Agreement) (the "TERMINATION DATE"), provided that any claims made against Genesee hereunder prior to the Termination Date and remaining unresolved or outstanding as of such date shall survive until the earlier to occur of the payment or the final resolution and satisfaction of such claims to the extent and subject to the terms and conditions herein. The period between the Closing Date and the Termination Date is referred to herein as the "GUARANTY PERIOD."

         2. NET WORTH MAINTENANCE.

                  (a) So long as Genesee has any liability hereunder, Genesee will maintain a Liquid Net Worth (defined for this purpose as the excess of (i) unencumbered (1) cash and currency on hand and on deposit, demand deposits and checks held, (2) short-term, highly liquid investments that are readily convertible to known amounts of cash plus (3) marketable securities over (ii) total liabilities, each as determined in accordance with generally accepted accounting practices), in an amount that, in the aggregate, is not less than the following:

                First 365 days after Closing Date:          $7,250,000
                Second 365 days after Closing Date:         $7,000,000
                Third 365 days after Closing Date:          $5,150,000

         3. ENFORCEMENT / NOTICE.

                  (a) If Monroe Brewing fails to perform any of its duties under the Production Agreement guaranteed hereby, then Boston Brewing may proceed directly to make a claim against Genesee to be paid by Genesee without necessity of any suit or proceeding by Boston Brewing against Monroe Brewing. Genesee shall be entitled to assert any defenses or claims that Genesee or Monroe Brewing may have under the Production Agreement or otherwise against any claim made by Boston Brewing and does not otherwise waive any defenses whatsoever to its obligations hereunder. Anytime, with or without consideration or notice, Boston Brewing may waive enforcement of the terms, conditions
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and provisions of this Guaranty with respect to any breach or default by Monroe
Brewing, and such waiver will not diminish or otherwise affect Monroe Brewing's obligations to Boston Brewing under the Production Agreement. Genesee agrees that in the event any of the foregoing provisions are found to be unenforceable, that portion so found will in no way affect the purpose and intent of the remaining provisions, and to that extent those provisions will remain binding upon the parties.

                  (b) Any claim, notice or other communication under this Guaranty shall be in writing, and shall be deemed duly given when delivered personally or by facsimile, or four days after being mailed by registered mail, return receipt requested, or by documented over-night delivery to a party at the following address (or such other address as such party may have specified by notice given to the other party pursuant to this provision):

                       If to Genesee, to:

                                Mark W. Leunig, Vice President
                                The Genesee Corporation
                                P.O. Box 762
                                Rochester, New York  14603

                       with a copy to:

                                Monroe Brewing Co., LLC
                                445 St. Paul Street
                                Rochester, New York  14605
                                Attention: Samuel T. Hubbard, Jr., President

                       If to Boston Brewing, to:

                                c/o The Boston Beer Company
                                75 Arlington Street
                                Boston, MA 02116
                                Attention:  Martin F. Roper, President

         4. SUBROGATION. Genesee shall be entitled to, and shall be fully subrogated to all of Boston Brewing's rights under the Production Agreement with respect to, and to the extent of, payments made by Genesee pursuant to this Guaranty, and Boston Brewing hereby assigns any rights that may arise in connection with such payment to enforce any remedy which Boston Brewing may have against Monroe Brewing therefor.

         5. AMENDMENTS AND MODIFICATION TO PRODUCTION AGREEMENT. As a condition to Genesee's continuing liability hereunder, by its acceptance hereof, Boston Brewing hereby acknowledges that Monroe Brewing has agreed with Genesee that, so long as Genesee has any liability to Boston Brewing, it shall not agree to amend or modify the
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Production Agreement, or to accept any funding, advances or other monies or credit from Boston Brewing, in any manner that would in any way increase or enlarge Genesee's duties, obligations or liabilities Boston Brewing without Genesee's prior written consent. Accordingly, no such amendment or modification shall be effective unless it is accompanied or preceded by Genesee's written consent.

         6. REPRESENTATIONS AND WARRANTIES.

                  (a) Genesee has the corporate power and authority and legal right to execute and deliver this Guaranty, perform its obligations hereunder and consummate the transactions herein contemplated. The execution and delivery by Genesee of this Guaranty and the performance of its obligations and consummation of the transactions contemplated hereunder have been duly authorized by proper corporate proceedings, and this Guaranty constitutes the legal, valid and binding obligation of Genesee, enforceable against Genesee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general applicability, and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                  (b) The execution, delivery and performance by Genesee of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its Certificate of Incorporation or By-Laws, (ii) any law, rule or regulation applicable to it, the contravention or violation of which would or could reasonably be expected to have a material adverse effect on Genesee's financial condition, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, the contravention or violation of which would or could reasonably be expected to have a material adverse effect on Genesee's financial condition or (iv) any material order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the contravention or violation of which would or could reasonably be expected to have a material adverse effect on Genesee's financial condition, and do not result in the creation or imposition of any adverse claim on the assets of Genesee.

         7. ASSIGNMENT.

                  (a) Notwithstanding anything herein to the contrary, Genesee may assign this Guaranty to its parent corporation or any affiliate thereof, provided that the assignee assumes all of Genesee's obligations hereunder, including, but not limited to, those set forth in Section 2 hereof, and provided that a copy of such assignment and assumption is delivered to Boston Brewing. Upon such delivery, Genesee shall be relieved of any obligations hereunder.

                  (b) This Guaranty shall be for the sole benefit of Boston Brewing and its parent corporation or any affiliate thereof and may not be assigned by Boston Brewing other than as part of a corporate reorganization that does not effect a change in control, within the meaning of Section 10(e) of the Production Agreement, or enforced by anyone
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but Boston Brewing and its parent corporation or any affiliate thereof, provided that no such assignment of this Guaranty to the parent corporation or any affiliate of Boston Brewing shall be valid unless such parent corporation or affiliate is also the assignee of the Production Agreement.

         8. ENTIRE AGREEMENT; AMENDMENTS OR MODIFICATION. This Guaranty together with the Production Agreement (as modified hereby) and the Consent constitute the entire agreement between the parties regarding the subject matter hereof, and Genesee shall have no other liabilities or obligations of any kind to Boston Brewing with respect to the Production Agreement or otherwise, except as expressly provided herein. This Guaranty may not be amended or modified except with a writing executed by both parties.

         9. GOVERNING LAW. This Guaranty, as well as all rights and obligations of the parties hereto, shall be given, construed and interpreted according to the internal laws of the State of New York.

         IN WITNESS WHEREOF, Genesee has executed this Guaranty as of the date first written above.


                                           THE GENESEE BREWING COMPANY, INC.

                                           By:   /s/ Mark W. Leunig
                                              -------------------------------
                                           Name:  Mark W. Leunig
                                           Title: Vice President


ACCEPTED AND AGREED:

BOSTON BREWING COMPANY, INC. D/B/A
THE BOSTON BEER COMPANY, FOR ITSELF AND
AS THE SOLE GENERAL PARTNER OF BOSTON BEER
COMPANY LIMITED PARTNERSHIP

By:    /s/ Richard P. Lindsay
   ---------------------------------
Name:  Richard P. Lindsay
Title: Vice President